EXHIBIT 10.30

                       AGREEMENT FOR FOOD SERVICES

This Agreement, made this 9th day of January, 2001, by and between the TELLIUM, INC. located at One Crescent Drive, Ocean Port, NJ 08505 (hereinafter referred to as TELLIUM) and HOST AMERICA CORPORATION, located at Two Broadway, Hamden, CT 06518-2697 (hereinafter referred to as HOST), for the provision of cafeteria, catering, vending, ship-in and office coffee refreshment food service.

                               WITNESSETH

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

TELLIUM hereby grants to HOST, the exclusive right to operate the cafeteria, vending, office coffee, and refreshment food services at or upon TELLIUM premises and the non-exclusive right to provide catering services. HOST will install vending machines as shall be mutually agreed upon, and will keep such equipment and machines adequately serviced and supplied with appropriate merchandise of good quality and in good working order.

LOCATION OF EQUIPMENT: The location of all manual and vending equipment and other facilities to be supplied by HOST shall be mutually agreed upon. Any moves of Host vending or other equipment necessitated by growth or building rearrangements by TELLIUM will be performed by HOST under conditions to be mutually agreed upon as the occasion arises. HOST shall make no alterations in the Premises unless authorized by TELLIUM in writing.

OWNERSHIP OF EQUIPMENT: TELLIUM will furnish to HOST, without charge, food preparation and cafeteria areas, adequate sanitary toilet facilities, dining room furniture and food storage areas, owned by TELLIUM that is to be used in connection with the food service. Any property furnished by TELLIUM shall remain the property of TELLIUM at all times. HOST will provide other equipment necessary for providing

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services hereunder. All such equipment supplemental to the services that have been supplied by HOST shall remain HOST property at all times. TELLIUM will take reasonable precautions to protect said equipment from damage and will permit HOST to remove said equipment upon termination of this Agreement or upon termination of any renewal thereof.

MAINTENANCE AND EQUIPMENT: The division of responsibility between TELLIUM and HOST is hereafter provided.

TELLIUM will be responsible for:

a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, (other than tables and chairs) and for the cleanliness of walls, ceilings, windows and light fixtures;

b)   furnishing trash dumpsters in locations designated by TELLIUM;

c) furnish, at TELLIUM'S sole expense, all utilities including gas, electric, hot and cold water and lights required to provide food service to customers;

d) furnishing exterminator services, semiannual cleaning of hoods, ducts and filters; and quarterly cleaning of grease traps or as needed;

e) furnishing maintenance services if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and TELLIUM owned equipment, replacing said equipment when mutually agreed upon, except in those cases where the necessity for replacement is caused through the negligence of HOST employees;

f) furnish all kitchen and servery equipment (the "equipment"), that shall include, but not be limited to ovens, stoves, sinks, refrigerators, freezers, signage, smallwares, trays, china, hot & cold pans, toaster, slicer and shelving. TELLIUM shall replace smallwares as needed; and

As a cost of operation, HOST will be responsible for:

a) keeping said premises, furniture, fixtures and manual food service equipment and vending machines in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities,

b) routine cleaning of the kitchen, cold storage areas and counter areas, storing and preparing serving and disposing of all food and food stuffs in a clean and sanitary manner, in accordance with all recognized standards for such activities and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities.

c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.);

d) purchasing of all food and supplies at normal wholesale or trade prices;

e)  routine daily cleaning of the dining room tables and chairs;

f) repairing of vending machines and replacing of vending equipment as required;

g)  determining all prices for food services;

h)  conducting the food service in a businesslike manner;

i) maintaining the cafeteria in good condition and allowing for normal wear and tear; and

j) removing all trash and garbage from the cafeteria to a convenient common area provided by TELLIUM


MENUS: HOST will post menus that will be nutritionally acceptable to TELLIUM.

CATERING: HOST, on request, will cater functions for TELLIUM upon reasonable advance notice and at prices and terms that are mutually acceptable to the parties. TELLIUM will be responsible for any charges made by third parties at its facility for catering functions performed, and HOST will invoice TELLIUM for any such charges.

LICENSES AND PERMITS: HOST shall obtain and maintain throughout the term of this Agreement and any renewal thereof, all necessary permits, licenses and other approvals required by law for its operation hereunder. As a cost of operation, said permits and licenses shall be obtained prior to commencement of operation. HOST expects to begin operations on February 14, 2001. TELLIUM agrees to cooperate with

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HOST and to execute such documents as shall be reasonably necessary or appropriate for HOST, to obtain said permits, licenses and approvals.

UTILITIES: TELLIUM shall, at its expense, provide HOST with necessary and sufficient refrigeration, freezer space, heat, light, water, gas, electricity, and an extension telephone. Also, TELLIUM shall furnish HOST with the availability for a computer modem, in the food service manager's office.

RECORDS: HOST, will at all times maintain an accurate record of all merchandise inventories, sales, revenues, taxes, and operational expenses, in connection with the operation of the manual food service. HOST shall keep all such records on file for a period of seven years, and HOST shall give TELLIUM employees and its agents the privilege, at any reasonable time, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes, which HOST has the sole responsibility to collect, report and pay to the taxing authorities. If any such audit by TELLIUM reveals any deficiency amount paid by TELLIUM pursuant to Contract Addendum A was in excess of the amount actually due, then HOST shall promptly reimburse TELLIUM for the overpayment.

INSURANCE: During the term of this Agreement, HOST will obtain and keep in force Comprehensive Insurance including Public Liability and Product Liability insurance with limits of $2,000,000.00 per occurrence and $2,000,000.00 aggregate combined single limit for bodily injury and property damage. Workers' Compensation insurance will be provided in line with statutory limits. HOST will maintain and keep in force a $10,000,000 umbrella policy.

INDEMNIFICATION: HOST will indemnify and hold TELLIUM harmless from loss, damage, or liability solely and directly arising from negligent acts or omissions of HOST's employees, contractors, or agents only when engaged under this Agreement.

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BINDING EFFECT: This Agreement will be binding upon will inure to the benefit of the parties hereto and their respective successors, assigns and representatives.

PERSONNEL POLICIES: All food and vending service employees will be HOST employees and on HOST payroll. All persons employed by HOST at TELLIUM premises shall be in uniform at all times. HOST employees shall comply with all applicable laws, rules and regulations at any time promulgated by TELLIUM for the safe, orderly and efficient conduct of all activities being carried out while on TELLIUM premises.

HOST shall not retain at the premises any employee not acceptable to TELLIUM for any reason. If TELLIUM objects to the continued employment of any HOST employee, it shall notify HOST in writing, stating the reason for its objections.

TELLIUM will allow employees and agents of HOST access to service areas and equipment at all reasonable times, throughout TELLIUM premises. HOST, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST employment policies meet the requirements of the Fair Labor Standards Act and all other regulations required by the United States Department of Labor. HOST is and at all times will continue to be an equal opportunity employer.

ACCOUNTING: HOST will keep records by accounting periods with each month ending on the last Friday of the month. HOST will bill TELLIUM monthly for sums due under Contract Addendum A. Any statement rendered is due and payable within 30 days after receipt. Accounts that are more than 30 days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts.

FINANCIAL CONSIDERATION: HOST is prepared to provide the food and beverage services to TELLIUM at no add-on cost to TELLIUM while charging TELLIUM

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employees price points that are at or below market for food.   HOST will
also provide soda, juice and coffee at no extra charge to TELLIUM employees.

Coffee, beverages, and pantry service will be provided to TELLIUM employees at no cost.

ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between HOST and TELLIUM may be agreed upon in writing and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state and local regulations. In the event the building or said premises, or any facility in which HOST equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty and if HOST is prevented from operating hereunder because of such damage or because of riots, strikes, lockouts, or labor difficulties at TELLIUM, the same shall not be considered as a
default under the provisions of this Agreement.   In the event of any such
interruptions, there shall be an equitable adjustment of the amounts payable by TELLIUM hereunder.

No later than thirty (30) days after the first three (3) months of HOST'S operation of the cafeteria, HOST may request in writing to TELLIUM that HOST and TELLIUM meet to evaluate the gross sales from the operation of the cafeteria over such three (3) month period. During this three (3) month period, TELLIUM agrees to reimburse HOST for opening expenses up to a maximum of Eight Thousand Dollars ($8,000.00) should sales not meet expectations. Prior to the meeting, HOST shall provide TELLIUM with all relevant information. HOST and TELLIUM may agree, in their sole and absolute discretion, but are under no obligation to do so, to amend the terms of HOST'S compensations as provided by the terms of this Agreement.

CONFIDENTIAL INFORMATION: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in HOST'S operations shall be confidential information. TELLIUM will not disclose any

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confidential information, directly or indirectly, during or after the term of Agreement. TELLIUM will not photocopy or otherwise duplicate any such materials without HOST'S written consent. All confidential information will remain HOST'S exclusive property and will be returned to HOST immediately upon termination of this Agreement.

COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about February14, 2001, and shall remain in force for five (5) years thereafter, unless terminated as herein provided. Thereafter, the Contract shall automatically renew for one (1) year increments unless terminated by either party as provided below. HOST may terminate the contract without cause, first having given ninety (90) days written notice to TELLIUM, of intention to do so. TELLIUM may terminate the contract without cause, by giving HOST ninety (90) days written notice of its intention to do so. Upon any such termination, the occupancy of TELLIUM premises shall end and HOST agrees to waive any claim for damages, including loss of anticipated income. In the event that either party defaults or fails to observe the provisions of the contract and the agreement contained herein on its part to be performed, the aggrieved party may give notice, in writing, of
intention to terminate the contract.   The party at fault will have ten
(10) days to remedy the breach. If not remedied, the contract may be terminated thirty (30) days from the date of the original notification of default. HOST shall restore the facilities, equipment, and other items furnished by TELLIUM in the condition in which received, allowing for reasonable wear and tear. HOST shall be responsible for all losses and damages to TELLIUM facilities resulting from HOST'S default, failure, or negligence during the term of contract.


STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the state of New Jersey. In witness whereof, the parties have executed this Agreement as of the date first above written.

NOTICES: Any notice to be given hereunder shall be in writing and shall be given by certified mail, return receipt requested or by recognized overnight delivery service, if to

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HOST, be sent to Geoffrey Ramsey, President, Host America Corporation, Two
Broadway, Hamden, CT 06518-2697; and, if to Tellium, Inc. be sent to One Crescent Drive, Ocean Port, NJ 08505, by registered mail.

PREVAILING PARTY: The losing party in any action shall pay the reasonable legal fees and court costs of the prevailing party.




                              TELLIUM, INC.

                              By_____________________________
                              Print name______________________
                              duly authorized



                              HOST AMERICA CORPORATION

                              By_____________________________
                              Geoffrey Ramsey
                              President
                              duly authorized



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